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                                                                    EXHIBIT 5.1


                          [COOLEY GODWARD LETTERHEAD]






June 6, 1996

HMT Technology Corporation                       JULIA L. DAVIDSON
1055 Page Avenue                                 Direct: (415) 843-5127
Fremont, CA  94538                               Internet: davidsonjl@cooley.com

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by HMT Technology Corporation (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, covering (i) an underwritten public offering of up to 4,600,000 shares of Common Stock (the "Common Stock") and (ii) up to an aggregate principal amount of $172.5 million Convertible Subordinated Notes due 2003 (including $22,500,000 principal amount of Notes subject to the Underwriter's over-allotment option) (the "Notes") to be issued under an Indenture, in substantially the form as filed on May 29, 1996 in Exhibit 4.3 to the Registration Statement, to be executed by the Company and State Street Bank & Trust Company, as Trustee (the "Indenture"). The Common Stock and the Notes are to be sold pursuant to underwriting agreements to be entered into between the Company and the Underwriters named in the Registration Statement (the "Underwriting Agreement for Common Stock" and the "Underwriting Agreement for Notes," referred to collectively as the "Underwriting Agreements").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below,
(ii) assumed that the Restated Certificate of Incorporation, as amended, as set forth in Exhibit 3.2 incorporated by reference in the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State and (iii) that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company (the "Pricing Committee"), (iv) that the Indenture will constitute a binding obligation of the Trustee in accordance with its terms, (v) that the interest rate, conversion price and other remaining terms of the Indenture shall have been fixed and approved by the Pricing Committee, and (vi) with respect to the enforceability of the Notes we have assumed that the laws of the State of New York are the same in all material respects as the laws of the State of California.

Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of the jurisdictions other than those identified above are applicable to the matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

                  (a) the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable; and

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HMT Technology Corporation
June 6, 1996
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                  (b) upon (i) the due execution and delivery of the Indenture and (ii) the due execution, authentication, issuance and delivery of the Notes to the purchasers thereof against payment of the purchase price therefor as provided in the Underwriting Agreement for Notes, the Notes will constitute binding obligations of the Company, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. The enforceability of the Company's obligations under the Notes is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing on this opinion as an exhibit to the Registration Statement.

Very truly yours,



COOLEY GODWARD CASTRO
HUDDLESON & TATUM

By:   /s/ Julia L. Davidson
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         Julia L. Davidson